Exhibit 10.1

AMENDMENT NO. 1 TO THE
ENSCO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2004)

W I T N E S S E T H:

       THIS AMENDMENT No. 1, executed this 11th day of March, 2008, and effective as of the dates specified herein, by ENSCO International Incorporated, having its principal office in Dallas, Texas (hereinafter referred to as the "Company").

       WHEREAS, effective April 1, 1995, Energy Service Company, Inc. adopted the Energy Service Company, Inc. Select Executive Retirement Plan (the "Original SERP");

       WHEREAS, the name of the Company was changed to ENSCO International Incorporated;

       WHEREAS, the Company amended and restated the Original SERP, effective January 1, 1997, to (i) provide a discretionary profit sharing contribution, (ii) rename the Original SERP the "ENSCO Supplemental Executive Retirement Plan," and (iii) coordinate the operation of the Original SERP Plan with the ENSCO Savings Plan;

       WHEREAS, the Pension and Welfare Benefits Administration of the Department of Labor issued final regulations establishing new standards for processing benefit claims of participants and beneficiaries under Section 8.2 of the Original SERP which were subsequently clarified by further guidance from the Pension and Welfare Benefits Administration (collectively the "Final Claims Procedure Regulations");

       WHEREAS, the Company adopted Amendment No. 1 to the amended and restated Original SERP, effective as of January 1, 2002, to revise Section 8.2 of the Original SERP to provide that the administrator of the Original SERP shall process benefit claims of participants and beneficiaries pursuant to the claims procedure specified in the summary plan description for the Original SERP which shall comply with the Final Claims Procedure Regulations, as may be amended from time to time;

       WHEREAS, the Company amended and restated the Original SERP, effective as of January 1, 2004;

       WHEREAS, the Board of Directors of the Company, upon recommendation of its Nominating, Governance and Compensation Committee, has approved this Amendment No. 1 to the Original SERP, as amended and restated effective as of January 1, 2004, during a regular meeting held on March 10, 2008; and

       WHEREAS, the Company now desires to adopt this Amendment No. 1 to the Original SERP, as amended and restated effective as of January 1, 2004, in order to amend Section 7.2 of the Original SERP to (i) revise, effective as of January 1, 2008, the investment funds available for election by a participant for investment of his account consistent with the simultaneous revision to the registered mutual funds offered to the participants in the ENSCO Savings Plan, (ii) expand, effective June 1, 2008, the permissible investment options of a participant's account to provide that a participant may direct that up to 100 percent of the balance of his account may be invested pursuant to the terms, conditions and limitations of the agreements governing the T. Rowe Price TradeLink+ self-directed brokerage investment program, and (iii) provide, effective June 1, 2008, a limitation on the portion of a participant's account that may be invested in the Company stock fund;

       NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following Amendment No. 1 to the Original SERP:

       Section 7.2 of the Original SERP is hereby amended to read as follows:

       7.2  Investments.   If a trust is established as provided for in Section 7.1, earnings and/or losses of the trust attributable to amounts credited to a Participant's Account shall increase or, if applicable, decrease such Participant's Account for purposes of determining the Participant's Benefits payable hereunder. The Committee may determine from time to time to direct the investment manager appointed pursuant to any such trust to invest the balance of a Participant's Account in accordance with the wishes and written directions of that Participant from among the registered mutual funds and the Company stock fund offered to the participants in the 401(k) Plan (which have been revised effective as of January 1, 2008) from time to time under the terms of the 401(k) Plan. If the Committee determines for any reason that a particular registered mutual fund available under the 401(k) Plan cannot be made available under the Plan, a comparable fund will be substituted in its place.

       Up to 100 percent of the balance of a Participant's Account may be invested in the Company stock fund. Effective June 1, 2008, a Participant may not direct that more than 50 percent of the balance of his Account may be invested in the Company stock fund. Notwithstanding that the balance of a Participant's Account that is invested in the Company stock fund on June 1, 2008 is 50 percent or more of the total balance of his Account on that date, the Participant's Account may continue to hold that investment interest in the Company stock fund after May 31, 2008. A Participant shall not be permitted, however, to direct the investment manager (in writing, or if allowed by the Administrator, by giving an interactive electronic communication) after May 31, 2008 to change the investment of the then balance of his Account if (i) that investment election requires reinvestment of any portion of his Account into the Company stock fund and the balance of his Account that is invested in the Company stock fund on that date is 50 percent or more of the total balance of his Account on that date, or (ii) the effect of that investment election would result in more than 50 percent of the total balance of his Account on that date being invested in the Company stock fund.

       Effective June 1, 2008, the Committee has also determined that it will direct the investment manager appointed pursuant to any such trust to invest up to 100 percent of the balance of a Participant's Account in accordance with the wishes and written directions of that Participant pursuant to the terms, conditions and limitations of the agreements governing the T. Rowe Price TradeLink+ self-directed brokerage investment program, as amended from time to time.

       IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, has caused this Amendment No. 1 to be executed on the date first above written.

ENSCO INTERNATIONAL INCORPORATED

  /s/ Charles A. Mills
By:  Charles A. Mills, Vice President - Human Resources and Security

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